Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries Inc - President & CEO
Rick Vilsoet Dycom Industries Inc - General Counsel
Drew DeFerrari Dycom Industries Inc - CFO
Tim Estes Dycom Industries Inc. - COO

CONFERENCE CALL PARTICIPANTS
Simon Leopold Raymond James & Associates - Analyst
Tahira Afzal KeyBanc Capital Markets - Analyst
Alex Rygiel FBR & Company - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
John Rogers D.A. Davidson & Company - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results conference call.

(Operator Instructions)

As a reminder, today's call is being recorded.

I'll turn the conference over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thank you, John.

Good morning, everyone. I'd like to thank you for attending this conference call to review our first-quarter FY15 results. During the call, we will be referring to a slide presentation which can be found on our website, www.DycomInd.com, under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide 2, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel.

Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries Inc - General Counsel

Thank you, Steve.

Referring to slide 3, except for historical information, the statements made by Company management during this call may be forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates and projections, and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.
Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 26, 2014, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Rick.

Now moving to slide 4 and a review of our results, as you review these results, please note that we have presented adjusted EBITDA and certain revenue amounts excluding revenues from subsidiaries acquired during the fourth quarter of FY14 and the first quarter of FY15, and revenues from stimulus-funded projects, all of which are non-GAAP financial measures in our release and comments. See slides 14 through 16 for a reconciliation of non-GAAP measures to GAAP measures.

Revenues for the quarter decreased slightly year over year to $510.4 million, a decrease of 45 basis points. After excluding revenues from subsidiaries acquired during the fourth quarter of 2014 and first quarter of 2015, revenue declined 2.4% organically. Revenues for the quarter were impacted by an expected decline in work for rural customers receiving stimulus funding, offset in part by expanding revenues from customers deploying 1-gigabit wireline networks.

Gross margins increased 94 basis points as a percentage of revenue, reflecting improved operating performance. While general and administrative expenses were essentially in line year over year, increasing 36 basis points. All of these factors produced adjusted EBITDA of $66.4 million, or 13% of revenue, and net income of $0.59 per share, compared to net income of $0.54 in the year-ago quarter. Adjusted EBITDA and quarterly earnings per share both represent all-time highs.

Liquidity was solid in the quarter, with cash and availability under our current credit facility totaling $162.1 million. And finally, during the quarter, we completed the acquisition of Hewitt Power & Communications, a supplier of wireline construction services throughout the State of Florida.

Now we will update our views of a significant and unprecedented industry end-market driver which is impacting our business and outlook, as well as recent telecommunications industry regulatory discussions. Going to slide 5, throughout this calendar year, we have articulated with increasing conviction our view that an industry-wide consensus was emerging that network bandwidth, both wireline and wireless, needed to increase dramatically in response to consumer demand and competitive realities.

Today that consensus is uncontested. A number of major industry participants have initiated significant wireline network deployments that dramatically increase bandwidth across broad sections of the country. They now believe that newly deployed networks should be designed to provision bandwidth enabling 1-gigabit speeds to individual consumers. Some participants who previously had not contemplated provisioning video over the networks are now doing so.

All of these industry developments are producing opportunities across a broad array of our existing customers, which in aggregate, are unprecedented for the industry. Currently we are providing engineering and design, and aerial and underground construction services for 1-gigabit full deployments. These services are being provided across the country in 11 major metropolitan areas to a number of customers. We believe that revenue and opportunities driven by this new industry standard are accelerating into calendar year 2015.

As with prior industry changes of this magnitude, we expect some near-term customer spending modulations as network strategies adapt to the new environment, as well as some of the normal timing uncertainty associated with the initiation of large-scale network deployments. We remain confident that our competitively unparalleled scale and market share position us well to deliver valuable service to our customers for those opportunities which have the highest likelihood of benefiting our shareholders.

While recent regulatory discussions have introduced some unhelpful uncertainty that has impacted one customer's near-term plans, we do not believe that the final resolution of these discussions will reduce the need to dramatically increase bandwidth in response to consumer demand and competitive realities. Ultimately, we trust that our country will not shackle one of the most dynamic and competitive sectors of our economy in a legally sustainable way with a regulatory regime that will inevitably collapse over its own inherent contradictions.

Those who desire a new regulatory regime that will enable, foster and protect the innovation created by increased consumer bandwidth have proposed an archaic oversight approach, which discourages industry participants from making the very investments needed to obtain the objective to this newly proposed regulatory regime. As one industry participant recently stated, "I guess I'm optimistic that the FCC and the agency will make the right decisions."

Moving to slide 6, during the quarter, we experienced the effects of an industry environment which we believe continues to improve. AT&T was our largest customer at 21.2% of total revenue, or $108.5 million. AT&T grew 13.6% organically year over year. Wireline services grew organically for the seventh consecutive quarter. Revenue from CenturyLink was $66.9 million, or 13.1% of revenue. CenturyLink was our second largest customer.

Revenue from Comcast was $65.1 million, or 12.8% of revenue. Comcast was our third largest customer and grew organically 19.8%. Verizon was Dycom's fourth largest customer for the quarter at 7.3% of revenue, or $37.4 million. Revenue from a customer requesting we not identify them by name was $25.3 million or 5% of revenue. It was our fifth largest customer.

All together, our revenue declined 0.45% after excluding revenues from subsidiaries acquired during the fourth quarter of 2014 and the first quarter of 2015. Our top five customers combined produced 59.4% of revenue, increasing 6.6% organically, while all other customers declined 13% organically. Of note, organic revenue increased 1.6%, excluding projects funded in part by the American Recovery and Reinvestment Act of 2009.

Now going to slide 7, backlog at the end of the first quarter was $2.359 billion versus $2.331 billion at the end of the fourth quarter of 2014, an increase of approximately $28 million. Of this backlog, approximately $1.395 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance, as we continue to book new work for renew existing work and anticipate substantial future opportunities.

For AT&T, we secured or renewed construction and maintenance and engineering services agreements in North Carolina, Kansas, Texas, Alabama and California. With Verizon, we renewed engineering services agreements for Massachusetts, New York, New Jersey, Pennsylvania, Maryland, Virginia, Florida and California. From Windstream we received a construction services agreement in Georgia. With Frontier, we renewed construction and maintenance service agreements in West Virginia. And finally, we secured rural broadband projects in a number of states, including Colorado, Wisconsin and Illinois. Headcount increased during the quarter to 10,708.

Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries Inc - CFO

Thanks, Steve, and good morning, everyone.

Going to slide 8, contract revenues for Q1 of 2015 were $510.4 million. Businesses acquired in the first quarter of 2015 and the fourth quarter of 2014 contributed in aggregate $10.1 million of revenue in the current period. Adjusted EBITDA was at 13% of revenue or $66.4 million during the quarter. And earnings per share were $0.59, which is a quarterly high, compared to $0.54 per share in Q1 2014.

Turning to slide 9, total revenues were $510.4 million, reflecting growth from several key customers, offset by declines from rural customers on stimulus projects and certain customer spending modulations during the quarter. Gross margins grew to approximately 21% in Q1, reflecting a solid performance.

G&A increased with the inclusion of recently acquired companies for Q1 of this year, and a slight increase in stock-based compensation. Higher depreciation from recent capital expenditures was more than offset by a $1.1 million decline in amortization. Adjusted EBITDA percent was at 13% in Q1 2015, reflecting good execution during the period.

Turning to slide 10, our balance sheet continues to reflect the strength of our business, and our liquidity is at $162.1 million, with cash on hand and availability on our credit agreement. Operating cash flows reflect improved earnings and changes in working capital. Capital expenditures net of disposals were $16.3 million. And gross CapEx was approximately $18 million. On our credit facility, borrowings increased approximately $9.7 million to support sequential growth and to fund the acquisition of Hewitt Power & Communications during Q1.

Now going to our outlook on slide 11, each year, our second quarter is impacted by seasonality. Our results are impacted by inclement winter weather, fewer available workdays due to the holidays, reduced daylight work hours and the restart of calendar payroll taxes.

Q2 of FY14 was a challenging quarter on gross margins, based on the extreme weather experienced across a large portion of the U.S. As we look to our Q2 of 2015, we have based our outlook on normal winter weather. If extreme weather conditions were to occur this year as they did in 2014, our results will be impacted.

As we look ahead to the second quarter of FY15, we anticipate revenues which range from $410 million to $430 million. We expect normal winter weather patterns, network investments by several large customers, decreases from rural customers on stimulus projects, and some customer spending modulations as strategies adapt to a changing environment.

Gross margin percentage is expected to expand from the Q2 2014 results, reflecting an improving mix of growth opportunities and an expectation for normal winter weather patterns. Total G&A expenses will reflect scale and recent M&A. Stock-based compensation is expected at approximately $3.7 million for the quarter. Depreciation and amortization on a combined basis is expected to range from $23.4 million to $23.7 million, including amortization expense of $4.1 million in Q2 2015.

Interest expense is expected at approximately $6.7 million. Other income from asset sales is expected to range from $1.4 million to $1.7 million. Taxes are expected to continue just under a 40% effective rate during FY15.

The applicable factors are expected to generate an adjusted EBITDA margin percentage which expands from the Q2 2014 result, and earnings per share which are currently expected to range from $0.07 to $0.14 per diluted share. We expect approximately 35.2 million diluted shares during Q2 2015, with shares gradually increasing in subsequent quarters, reflecting the future vesting of equity awards.

Now going to slide 12, looking ahead to Q3 of FY15, our expectations currently reflect continued industry trends of network investments, a decline from rural customers on stimulus projects, some customer spending modulation, and normal timing uncertainty associated with large-scale deployments. These factors are expected to result in third-quarter revenue percentage growth of mid-single to high-single digits compared to Q3 2014, including revenues of recently acquired companies.

As we look to our Q3 2015, we have based our outlook on normal winter weather, and expect margins to improve over the Q3 2014 result. We expect our G&A expense percent to be in-line year over year, and to include non-cash stock-based compensation of approximately $3.3 million. Adjusted EBITDA margin percentage is currently expected to expand year over year.

Other factors influencing results include depreciation and amortization on a combined basis, which is expected to range from $23.5 million to $24 million; interest expense of approximately $6.6 million to $6.7 million; and other income from asset sales, which ranges from $3 million to $4 million.

Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Drew.

Moving to slide 13, within an improving economy, we experienced the effects of a solid industry environment, and capitalized on our significant strengths. First and foremost, we maintained strong customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities.

The end-market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying fiber to the home and fiber to the node technologies to enable video offerings, and in some instances, 1 gigabit high-speed connections. These deployments are accelerating and impacting our business.

Some of those telephone companies previously deploying fiber to the node architectures are transitioning to fiber to the home deployments, while others are beginning to provision video over their fiber to the node architectures. Cable operators are continuing to deploy fiber to small and medium businesses, and with increasing urgency. Some are doing so in anticipation of the customer sales process.

Overall, cable capital expenditures and new build opportunities are expanding. Wireless carriers are upgrading to 4G technologies, creating growth opportunities in the near- to intermediate-term, as well as increasing capacity where 4G technologies are already deployed.

Industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells, as well as macro cells. Dramatically increasing wireless data traffic may prompt further wireline deployments. And new projects funded by the Connect America Fund are deploying fiber deeper into rural networks.

We believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives, which in some cases, are meaningfully accelerating and expanding in scope. We remain confident in our strategies to prospect for our Company the capabilities of our dedicated employees and the experience of our management team, who have grown our business and capitalization many times before.

Now, John, we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Simon Leopold, Raymond James.

Simon Leopold - Raymond James & Associates - Analyst

First, let's get the couple of housekeeping items out of the way, if we might. The cable-telco split, please. And if you could round out the top 10 customer list, as you normally do?

Drew DeFerrari - Dycom Industries Inc - CFO

Sure. Thanks, Simon. Telco was at 62.6%; cable 27.1%. The facility locating was at 6%, and then the remainder was electric, gas and other. The number 6 customer was Time Warner cable at 4.9% of revenue. Windstream was number 7 at 4.3%; Charter was number 8 at 3.7%; Corning was number 9 at 1.6%; and Ericsson was number 10 at 1.2%.

Simon Leopold - Raymond James & Associates - Analyst

Great; appreciate that. Steve, it looks like you're facing some cross-currents here, some nice tailwinds and some incremental headwinds, and I appreciate the commentary on network neutrality. I'm just trying to get a better sense for how you think about 2015 overall, even if you can't explicitly quantify it. What's the net balance of gigabit projects as a tailwind versus -- we've seen CapEx cuts, the network uncertainty, and money going to fund spectrum, with the bids out there. How should we think about your overall perspective for calendar 2015?

Steven Nielsen - Dycom Industries Inc - President & CEO

Clearly, in what we have given for detailed guidance for the second quarter, then qualitative into the third, Simon. We see growth opportunities in the business. And I think I would reframe your comment slightly differently. I think we have varying degrees of tailwinds; I don't think we have a substantial headwinds. I think while clearly some of the commentary around net neutrality was, in the near-term, unhelpful, I think we're confident -- as I think most of our customers are -- that at the end of the day, the regulators will do the right thing and that any pause will be short-lived.

Simon Leopold - Raymond James & Associates - Analyst

The other topic that's been of some discussion is a pause -- or a possible pause, is the appropriate phrase -- around the cable operators, pending their consolidation with Comcast, Charter, Time Warner -- doing exchange of assets, is the best way to put it. Have you seen any indication of any changes or pause as a result of this transaction?

Steven Nielsen - Dycom Industries Inc - President & CEO

Simon, we had organic growth in the October quarter with Comcast at 19.8%. I think we'd have to go back a number of years for a similar outcome. I think that they were pretty clear in their most recent comments that their approach is full-steam ahead. I think we see opportunities across all the cable operators around new build, and I think what commentaries' been provided, they feel pretty comfortable about their CapEx. And in quarters where we are growing 20%, I think that's probably showing up in our business.

Simon Leopold - Raymond James & Associates - Analyst

Okay. And then one last one. AT&T has been public on its commentary about network neutrality. What have you been hearing from other customers, in terms of their reactions? It's obviously an issue of some concern. But what are your other customers besides AT&T saying regarding the network neutrality debate?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think the general sense was that people who have talked about next year's CapEx have seen it as flat to increasing. I think people are somewhat disappointed in some of the uncertainty, but I don't think that, that shapes in any way their commitment to competing, and doing that in their infrastructure.

I think it is interesting, Simon -- you've been doing this a long time; I have too. There's probably more commentary about the next year's CapEx earlier in the current year than I've seen in a long time, which I think is indicative of how important it is.

Simon Leopold - Raymond James & Associates - Analyst

I agree. Thank you.

Operator

Tahira Afzal, KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Congratulations; that was a great quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Tahira.

Tahira Afzal - KeyBanc Capital Markets - Analyst

You guys are turning in, clearly, better utilization at this point, and we're starting to see that in the margins. I know your visibility outside of [inaudible], given how your customers typically spend. But if I was to look at the trajectory from margins going forward -- especially as we anniversary some pretty tough weather comps from earlier on in 2014, into early 2015 -- Steve, can you comment on how you see that margin trajectory in general? It seems like you're feeling better about it, but would love to get a little more color around that.

Steven Nielsen - Dycom Industries Inc - President & CEO

Sure. I think what's important to keep in mind -- and this is a function of the scale of the Company, particularly after the last couple of years worth of acquisitions -- we were able to address the vast majority of these new opportunities within our existing infrastructure. And when you're able to do that, you just get much better.

It's not just utilization of your field people, which I know is the way people think about it. But you get utilization of your warehousing and facility infrastructure, your support staff, the management teams. And you're growing in areas where you have existing relationships, and in many instances where we have a local presence that's measured in decades. And that just creates opportunities for us to do better.

Now, that doesn't mean there aren't things to work on, doesn't mean that there were some things last quarter I wish went better. But it just means, given the footprint of the Company, given the match of that footprint to the opportunities, we feel good about performing better.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it, okay. And Steve, if you look at -- one of your larger E&C peers was hosting their Analyst Day, and they were pretty bullish on your sector, as well, in general, regardless of the near-term nuances in customer spending. But at the same time, they were talking about gaining market share, to really build up their book, their new entrance. So could you talk a bit about what you're seeing on the competitive landscape?

Are you seeing the larger traditional E&Cs trying to rummage into your space a little more? And if they are, is it more, again, some of the lower-quality folks? Or you're not really seeing the impact?

Steven Nielsen - Dycom Industries Inc - President & CEO

Sure. Tahira, we have talked about this before. As there are increasing growth opportunities, as the scale of those opportunities becomes larger, if we're successful or our industry is growing, there is going to attract competition.

I think historically, the larger folks that are not involved in the space have tended to be people that come in, they stay for a while and then they leave. That doesn't mean it will happen that way this time. But historically, particularly on the wireline side of the business, both cable and telephone, there's just not a history there of our customers feeling like those types of resources are something that's a good fit for what their needs are.

There has been some involvement in wireless that may be a slightly different story. That doesn't mean what's happened in the past will continue, but in an unprecedented market full of opportunities where there's lots of competitive intensity, we think we're in a good place.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Thank you, Steve.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Company - Analyst

Good morning. Steve, nice quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Hey, Alex, good morning.

Alex Rygiel - FBR & Company - Analyst

Steve, how many of your top 10 customers are wireless customers, and how many are 1-gigabit customers?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, I don't know that I'm prepared to answer that. Clearly, we do wireless and wireline for AT&T. We also do wireless and wireline for Verizon. And we do a little bit of -- primarily wireless for Ericsson. The balance of the customers are going to be wireline.

Alex Rygiel - FBR & Company - Analyst

And you don't want to comment on how many are 1-gig customers?

Steven Nielsen - Dycom Industries Inc - President & CEO

We said we have a number of customers, so that's probably more than two. How's that?

Alex Rygiel - FBR & Company - Analyst

1-gig sounds exciting. How can we measure whether or not it is a net positive, or just a reallocation of CapEx from traditional spending?

Steven Nielsen - Dycom Industries Inc - President & CEO

I can answer that with one example empirically. There's a particular opportunity where we do all of the master services agreement, construction and maintenance activities. And let's say that's an opportunity across an entire state that might be worth -- let's call it $100 a year. The fiber-to-the home opportunity in that same state is greater than all of the maintenance and new-build activity.

That maintenance and new-build activity, as the economy grows, needs to be done. As we continue to add jobs, that work needs to be done. There's always some debits and credits across, but that analytical framework is flawed, at least as we've seen it in existing markets.

Alex Rygiel - FBR & Company - Analyst

And lastly, one of the challenges I think has been organic growth, or the lack of organic growth, in your business for the last handful of quarters. When might we see this shift, and see a much more substantial acceleration? When do the comps get easier, with the roll-off of stimulus work, and so on?

Steven Nielsen - Dycom Industries Inc - President & CEO

Sure. We provided in our trending schedules, and I think also in the attachments to the press release, the roll-off on stimulus. And that's clearly been the most substantial headwind, and we think that comes out of the business over the next two or three quarters. And I think that's why we have broken that out, so that becomes less of a headway. I'll let you work your own numbers for the second quarter. But I think you'll be able to -- at least there's one range of scenarios that gets you through organic growth for the quarter.

Alex Rygiel - FBR & Company - Analyst

All right. Thank you very much.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning, guys, nice quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Hey, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

Steve, what gives you the confidence that the net neutrality impact will be short-term?

Steven Nielsen - Dycom Industries Inc - President & CEO

It's inconceivable to me that it makes sense to impose a 1930s -- which was an extension of an 1880s -- regulatory framework to telecom. And I think to the extent that, that regime created a disincentive to invest that showed up in people's quality of life, that it would be pretty short-lived.

But I'm also optimistic that the regulators understand that, and that just wouldn't make sense. If you think about, more broadly, the widely bemoaned lack of spending on public infrastructure like highways and bridges, extending some kind of public oversight of private investment in telecom just doesn't make sense to me.

Adam Thalhimer - BB&T Capital Markets - Analyst

How does this play out, in terms of where comments out of the SEC, that then prompts some of your customers to make public statements about -- we'll turn the spigot back on?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think there's a conversation that's ongoing now, that people are reporting on. And I think there's a timeline to get that resolved, hopefully in a way that doesn't wind up in the court system for a long period of time.

But this is a conversation I think that started in either 2006 or 2007. Another version in 2010. And if you think about during that period of time how much investment there's been in wireline and wireless networks, and how much -- for example, as was earlier referred -- how much is being spent to acquire wireless spectrum. The idea that we create a dead hand of regulation on the space doesn't make sense.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Last quarter you gave the amount of 1-gigabit work in your backlog. Can you share that again?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think we gave a general approximation, and we're not going to break it out. We've given you a number of growth opportunities and where they're located that we booked in the quarter. We'll leave it to the analyst community to put it all together. How is that, Adam?

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. And then lastly, your unnamed customer. If I look over the last two quarters, it was consistent at $100 million run rate. And for those of us trying to model revenue on a customer-specific level, I'm just curious how you see that trending?

Steven Nielsen - Dycom Industries Inc - President & CEO

We think there's growth opportunity there.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great, thank you.

Operator

Christian Schwab, Craig-Hallum Capital.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great quarter, guys.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Christian.

Christian Schwab - Craig-Hallum Capital Group - Analyst

On the utilization question, I just want to make sure I'm thinking about this correct. I know we talk about this all the time. But as deployments accelerate -- and let's say the government and the FCC and AT&T can all get together here, and all -- we just have a big tailwind here. Then you're going to need to hire more people, I would assume, if everybody's going to be spending doing the same thing.

As we think about gross margins, I would assume as you hire an extra 100 people to work in one metro area, or 300 extra people in that metro area, it's probably going to cost us more money to hire them. And some of the other people who exist there might be not as costly, but we'll bid it out on the cost of them. So as deployments accelerate, gross margins expand, right?

Steven Nielsen - Dycom Industries Inc - President & CEO

Christian, the way -- and we've been through this cycle before, right? There was a period of time a long time ago where we worked in Atlanta and it had a 2% unemployment rate, right? It doesn't get any tighter than that.

What you have to keep in mind is, as the industry gets busy as an industry, and the name of the game is not reallocating resources from provider to provider, but growing overall industry capability, there's got to be a commitment of capital made. Both for the people, but also for the equipment and tooling. And while we're always going to be fair to our customers, I think customers understand that within that context, as the cost of inputs go up, there'll have to be an adequate return on those costs. That's an important part of making sure that people can meet their objectives.

So there's always a balance that you have to strike, but that's the way it's always played out before. And I think once again, our scale makes a difference. Because A, we've been through it before. But B, the scarcity you talk about starts at a much higher-embedded base of resources. It's always easier to add 1,000 people to 10,000 than it is 1,000 people to 1,000. So this, while it may seem attractive and probably is to some, it may be a little harder to build scale than others appreciate. But that's a good thing for us.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great, thank you. And then, can you remind us the potential positive impacts of lower fuel costs?

Steven Nielsen - Dycom Industries Inc - President & CEO

Yes. Drew, why don't you talk about that?

Drew DeFerrari - Dycom Industries Inc - CFO

Hey, Christian. For the quarter, year over year it probably contributed about $500,000 to the margin.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thank you.

Operator

John Rogers, D.A. Davidson.

John Rogers - D.A. Davidson & Company - Analyst

Steve, looking at your backlog, it's up sequentially and pretty substantially year over year. Are your customers changing the way that they give you orders, or how should we think about it? Is that significant? I know backlogs move around.

Steven Nielsen - Dycom Industries Inc - President & CEO

As I've said before, more is better than less; but quarter to quarter, it does move around. There's really been no change in the pattern in which customers have issued work. There have been no overall industry or even customer trend to alter the relationships. I think activity is just picking up.

John Rogers - D.A. Davidson & Company - Analyst

And the size of the orders, the size of the projects, is that changing?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, certainly when you get into these 1-gigabit deployments, those can be substantial projects and they have tight timelines. So they can come into backlog in a pretty significant way and burn through it. But once again, if you look at our embedded base of master service agreements, as the economy picks up, as new greenfield subdivisions go in, as the economy generates employment, when you add net 200,000 jobs a month, that requires investment in telecom infrastructure, that when we weren't growing jobs wasn't being spent.

John Rogers - D.A. Davidson & Company - Analyst

Just getting back into some of the customer capital spending noise and commentary that we've heard lately. AT&T has come out and said that they expect capital spending, overall, I think, down 10% next year. But you're a fraction of that, or the services that you provide. Are you seeing -- I mean, what would be your general commentary on what capital spending is, relative to -- in wireline and wireless install activity?

Steven Nielsen - Dycom Industries Inc - President & CEO

John, I think what we said earlier -- and your premise is right. They're a big customer, they've got lots of folks, they have a big capital budget. We don't work for them everywhere and we don't touch all parts of that capital budget. But in the places we see, we feel comfortable with -- flat-out work on wireless could be down a little bit, could be up a little bit, and we see growth opportunities in wireline.

Obviously, the shorter the pause, the better. But we are encouraged that they have made some comments in some of the markets that are already underway that they plan to continue in those markets that are underway. We just hope this unfortunate uncertainty gets resolved quickly, cause I think it's in the interest of the country to do it.

John Rogers - D.A. Davidson & Company - Analyst

Okay. And then lastly, if I could, as projects, as you indicated -- or the average size of some of the projects gets larger, are you seeing more opportunities in the acquisition market? Or given that your scale now -- you made comments earlier about leveraging what you've got -- or you don't need the acquisitions to grow?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, we did a small acquisition both in the fourth quarter of last fiscal year, and then just in this most recent quarter. Good companies -- we're glad that they're part of our Company. But they were certainly nice-to-haves; they weren't necessarily need-to-haves. I do think that the footprint that we have allows us to be in front of things. There may be some small acquisitions that allow us to be even more in front of opportunity, but not something that we see as a significant drain on capital.

John Rogers - D.A. Davidson & Company - Analyst
Okay, thank you. Happy Thanksgiving.

Steven Nielsen - Dycom Industries Inc - President & CEO

You too, John.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Good morning, and congratulations on a nice quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst

This extends on what a lot of other folks were asking about. But just given that the AT&T CapEx announcement came as a surprise to many industry participants, and maybe even some folks within AT&T itself, can you just remind us about your visibility into work? Your work, whether that's coming from just releases under your existing MSA contracts -- but maybe you could also talk about your communications with a lot of your larger customers, and the degree to which that could see some visibility into the coming spend?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think what we said earlier, Noelle, is, particularly on wireless, where that's a turnkey approach to the business, where there are siting and zoning and site-acquisition opportunities, and other things, we tend to have a pretty good view. As they release work, we know the value of the work, generally, and when it's scheduled to be completed. That doesn't mean that they can't change it. But looking even with very recent activity, we feel comfortable with our outlook there.

On the wireline side, clearly AT&T strongly believes in their GigaPower project. They have an aggressive 100-city rollout that they're pausing and re-evaluating, at least in part because of this regulatory uncertainty. And I think it's in their interest and everybody else's interest to get that behind them.

I think with respect to the rest of our customers, I think their public comments show that they're concerned, but at least at this point not altering their indicated levels of activity for next year. Which once again, as a signal as to how important next year's capital plans are, they've been talking about them quite early in the disclosure cycle.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. When you're looking at this 1-gig work, can you talk a little bit about how much of that is falling under your existing MSA contracts, or it's maybe an extension, or how much is the new project business or contracts?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think we have extensive relationships with a number of folks that are pursuing those opportunities in their networks. And we've got a complete assortment of either extensions of existing agreements, new agreements in geographies that we already serve -- where we already have infrastructure and where we're clearly, if we do a good job, the best supplier because we're there and we have existing relationships.

We are also seeing opportunities to provide resources in areas where perhaps some of our smaller competitors may not be able to step up. So it's really a broad spectrum of opportunity.

Noelle Dilts - Stifel Nicolaus - Analyst

And then last question, kind of a housekeeping question. Can you tell us what wireless revenues were in the quarter?

Drew DeFerrari - Dycom Industries Inc - CFO

It was about 11%, just a little over 11%.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay, great, thank you.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Drew, can you talk about your CapEx plans for the year still? On a gross and net basis, it seemed a little lower than I thought this quarter.

Drew DeFerrari - Dycom Industries Inc - CFO

Sure, Alan. It came in a little bit less, but we're still comfortable with the 80 to 85 on a net basis for the full FY15.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Can I assume that will skew a little bit to the second half, waiting to see if your customers -- where they spend?

Steven Nielsen - Dycom Industries Inc - President & CEO

Alan, we've got enough visibility to execute against that CapEx plan. If it gets better, we'll be happy to spend more.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Also the acquisition -- can you tell us how big on an annual basis -- maybe I missed this -- the revenues are? And --

Drew DeFerrari - Dycom Industries Inc - CFO

It's a $12 million to $14 million business on an annual basis, Alan. It was about -- a little less than $2 million in the quarter.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay, thanks. And then Steve, just a bigger question. A couple of years ago, we thought your SG&A might flatten out a little bit as you integrated the quantum business. I realize you're building for a much bigger revenue base the next couple of years. But we haven't seen the flatten-out. It seems to have flattened outat a higher level. I'm just wondering -- and the same with D&A, with obviously the A portion came down a little bit, but the D is moving up.

So when do we get that lift off of this? Or is there a decline -- are there certain specific projects that you're spending on that maybe we could see one of these quarters a revenue jump, an SG&A drop, on a relative basis?

Steven Nielsen - Dycom Industries Inc - President & CEO

That's always a possibility, Alan. But I tell you, when you have unprecedented opportunity, you want to make sure that you've got the best team and best systems in place to convert that to gross margin. We continue to have an initiatives that take cost of the business, but there are other things that we're doing to create future value. And we're comfortable that where we're at makes sense for the opportunities that we see going forward.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. On the gross margin, since you mentioned it, it seems like the lower gas prices -- you were saying year over year, Drew. But quarter to quarter, it seems like that's going to be more meaningful, if we compare -- call it the back half of 2014 versus the front half of 2015. Are you doing anything to lock in some of these lower gas prices?

Steven Nielsen - Dycom Industries Inc - President & CEO

We've looked at the opportunities to do that before, Alan and will be opportunistic about it. We don't day trade fuel, but we certainly realize that there's an opportunity here through the winter that perhaps we can hedge some of our costs going forward. And if it makes sense, we'll do it.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. On the gross margin, also. It seems like it makes sense for you to play for margin-profitable business with good customers over time, as opposed to just going for revenue growth the way some competitors might be looking for over time. Can you just talk about that issue?

Because it seems like for the first time in a while, we're going to be seeing some decent margin growth this coming year. What your thoughts are, in terms of going after a few points of revenue growth versus a few points of decent margin growth?

Steven Nielsen - Dycom Industries Inc - President & CEO

Our bias, Alan, is always going to be towards margin. Environments where we've seen this before, I've been very clear that we'd be very happy to grow our revenue somewhat slower than the overall industry opportunity, as long as we grow it in the right places that create the most value for shareholders.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay, thank you, I appreciate that. On the customer side, it seems like I could just look at Frontier and Windstream slowing down a bit just to be able to see the rule dropping off. Frontier went from $35 million in FY13 roughly down to $27 million last year. It didn't even show up as a top customer here in the top 10. Could we look at that -- and the same -- Windstream from 127 down to 92 down to what looks like a run rate of 80 or lower. Can we use that as our gauge partly, in terms of looking at rural customers?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, we have given the stimulus-funded portion for all customers in the Reg G disclosure. So I think you start with that, and you think about that as going to zero over the next three quarters, three or four quarters -- probably three quarters.

I think that's the best way to do it. Because as we highlighted in our comments, and as Windstream has talked about, the funds that will flow to the rural carriers as a part of the Connect America Fund -- which is allegedly to be finalized before the end of the calendar year -- could be very substantial, and it's for an extended five-year period. I'm not sure I'd be comfortable with that, with respect to those people who could get Connect America funds.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Got it. And then one last question. On the DSOs, I realize there was a customer -- call it $17 million-and-change -- you're disputing. But even if I take that out, DSOs seemingly were the highest they've been. Would I look at that as a big up since you're not cash-constrained because of your great credit line and you don't have to pay back debt for a long time?

It seems like the ability to generate a lot of cash in the next couple of quarters, as you go to the winter months, to be able to maybe use that, to put it either into acquisitions or to put it back into buying your own stock back. Given your, roughly, couple hundred million dollar EBITDA run rate, 2 times leverage, with no issues and covenants. What are your thoughts there?

Steven Nielsen - Dycom Industries Inc - President & CEO

We certainly see some good cash flow coming back. When you grow, particularly with new customers, sometimes it takes them and us to work through getting the cash flowing. We see that happening.

And as always, Alan, we're going to balance what it's going to take to fund the Company organically -- particularly when we contemplate some pretty substantial opportunities next year -- versus where the share price is, versus what we can do around M&A. As we said earlier, we certainly see opportunity for some small M&A, but no strategic need to do anything significant that would impact our ability to either grow organically or buy shares back if they're attractive.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thanks a lot.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Company - Analyst

Steve, in terms improving, margins expanding nicely, unit growth returning, why haven't you become more aggressive in the buyback with your stock at this level?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, I think if you look at a price chart, Alex, we have a trading policy that establishes windows, and when they open and close. The real weakness in the equity occurred after the window was closed.

Alex Rygiel - FBR & Company - Analyst

And lastly, on wireless, what's your longer-term strategy on wireless? It looks like growth rates have been somewhat stable here over the last -- call it six quarters or so. Is that a business line that can grow faster than wireline?

Steven Nielsen - Dycom Industries Inc - President & CEO

I would say, on a balance of opportunities, that right now, wireline has higher potential growth rates. I don't think that's just us, I think that's probably industry to industry.

Alex Rygiel - FBR & Company - Analyst

Thank you.

Operator

Mr. Nielsen, I have no further questions in queue.

Steven Nielsen - Dycom Industries Inc - President & CEO

Okay. Well, we thank everybody for your time and attendance. Have a good Thanksgiving, and we'll talk to you at the end of February. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.